For Immediate Release

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Jordan M. Darrow
Chief Financial Officer	Darrow Associates, Inc.
631-694-9555	631-367-1866
invest@misonix.com	jdarrow@darrowir.com

Misonix Reports Results for Fiscal 2007

Fourth Quarter Revenues Increased 20.3%; Fiscal Year 2007 Revenues Increased 7.5%

FARMINGDALE, N.Y., September 20, 2007 — Misonix, Inc. (Nasdaq: MSON), a developer of ultrasonic medical device technology for the treatment of cancer and other chronic health conditions, today reported financial results for the fourth quarter and fiscal year ended June 30, 2007. Highlights of fiscal 2007 and other Company initiatives to date include:

•	Fourth fiscal quarter revenues increased 20.3 % from the same period in fiscal 2006.
•	Revenues for the fiscal year ended June 30, 2007 increased 7.5% from that of the same period in fiscal 2006.
•	Progress made in all 5 areas of Company’s strategic initiatives for 2007.
•	A leading developer of HIFU medical devices.
•	Medical device revenues increase by 13.5% for the fiscal year June 30, 2007 from fiscal 2006.
•	Distributors of the Sonablate® 500 (“SB500”) for prostate cancer increased from 8 countries to 16 countries.
•	Establishment of first HIFU Prostate Cancer Treatment Clinical Registry.
•	Continuing clinical procedures for the treatment of kidney tissue at 3 sites in Europe.
•	Entered into 3 additional distribution agreements for the international sale of the neuroaspirator.
•	Raised $1.6 million through a sale-leaseback transaction of Labcaire-owned building in the U.K., with a potential additional payment of $1.5 million.
•	Completed new product development project for a new digital sonicator to be available for sale during our second fiscal quarter 2008.
•	Introduced new fingerprint cabinet to be used for both powder and liquid applications.
•	Successful launch of the ISIS product from Labcaire with 16 orders.

Fiscal 2007 Fourth Quarter Results

Revenues for the three months ended June 30, 2007 were $11.6 million, a $1.9 million increase compared to $9.6 million for the three months ended June 30, 2006. This increase is due to an increase in sales of medical device products of $1.2 million and an increase in laboratory and scientific products sales of approximately $700,000.

The medical device products sales increase of $1.2 million is due to an increase in sales of therapeutic medical device products of $576,000 and an increase in sales of diagnostic medical device products of $631,000. The increase in sales of therapeutic medical device products was mostly attributable to an increase in sales of the Lysonix 3000 by approximately $118,000 and sales of the Company’s Neuroaspirator and ancillary products by approximately $396,000. The increase in sales of diagnostic medical device products was not attributable to any one customer or product.

The increase in laboratory and scientific products sales is the result of increased ultrasonic sales of approximately $23,000, increased sales of ductless fume enclosures of approximately $93,000 and increase in Labcaire sales of $884,000, partially offset by lower sales of wet scrubber products of $258,000. The increase in Labcaire sales is predominately attributable to an increase in The Guardian sales and service and the strengthening of the English Pound versus the U.S. Dollar.

The Company recorded a net loss for the three months ended June 30, 2007 of $302,000, or $.04 loss per fully diluted share, as compared with a net loss of $1.1 million, or $.16 loss per fully diluted share, for the same period in the prior year.

The Company’s backlog of unfilled orders as of June 30, 2007 was $7.2 million. Medical device products backlog was $3.6 million and laboratory and scientific products backlog was $3.6 million.

Fiscal 2007 Twelve Months Results

Revenues for the twelve months ended June 30, 2007 were $42.4 million, a $2.9 million increase when compared with revenues of $39.5 million for the same period in fiscal 2006. This difference in revenues is due to an increase in sales of medical device products of $2.6 million to $23.5 million in fiscal 2007 from $20.9 million in fiscal 2006. This difference in revenues is also due to an increase in laboratory and scientific products sales of $331,000 to $18.9 million in fiscal 2007 from $18.6 million in fiscal 2006. The increase in sales of medical device products is due to an increase in sales of therapeutic medical devices of $2.1 million, and an increase of $490,000 in sales of diagnostic medical device products. The increase in sales of therapeutic medical device products was mostly attributable to an increase in sales of the SB500 for treatment of prostate cancer for both capital sales and fee-per-use. Capital sales increased to 4 units in fiscal 2007 from 1 unit in fiscal 2006 for a total increase in revenues of $1.2 million and revenues for fee-per-use increased approximately $600,000. The increase in fee-per-use revenue was mostly attributable to the acquisition of 60% in UKHIFU Ltd. during March 2006. The increase in sales of laboratory and scientific products is due to an increase in Labcaire sales of $1.3 million and an increase in ductless fume enclosure sales of $91,000, partially offset by a $1.1 million reduction in wet scrubber sales. The increase in Labcaire sales is predominately attributable to an increase in Guardian sales and service and the strengthening of the English Pound versus the U.S. Dollar.

The Company recorded a net loss for the twelve months ended June 30, 2007 of $1.3 million, or $.19 loss per fully diluted share, compared with a net loss of $3.8 million, or $.55 loss per fully diluted share, for the same period in fiscal 2006.

Management’s Comments

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said “We made a lot of progress in fiscal 2007. We successfully implemented initiatives focused on our five strategic initiatives outlined at the beginning of the year. These goals are intended to set the stage for long term growth from the sale of a new generation of unique ultrasonic medical devices.

“Some of our most important products are based on proprietary technology which has positioned Misonix as a global HIFU medical device leader for minimally and non-invasive treatment of cancer throughout the body. The medical profession has only begun to awaken to the numerous advantages of HIFU technology. Additional time is required before the broader healthcare community, including those in need of treatment as well as the investment community, fully comprehend the power of HIFU medical devices.

“To date, we have commercially launched one HIFU product and have been accumulating clinical data for the launch of another. These medical devices served as the basis for two of our fiscal 2007 strategic initiatives. The commercial HIFU product is the SB500 for the treatment of prostate cancer and our intent in 2007 was to expand our European distribution network. In early 2006 we adjusted our business model and began building strong sales and marketing platform in Europe to encourage the use of the SB500 on a fee-per-use basis, which we prefer to the one-time capital equipment sale. As part of this plan, we purchased a majority interest in our distributor in England, UKHIFU. With England as our launch point, we began enlisting distribution partners for other countries in Europe. We now have distribution in place in 16 European countries, an increase of 100% from 8 at the end of fiscal 2006.

“There are 25 certified physicians and 46 physicians in training for the SB500 as of June 30, 2007. With Europe reporting nearly 250,000 cases of prostate cancer a year and our rapidly expanding treatment centers, we view potential annual revenues from a fee-per-use basis to be a substantial growth opportunity for Misonix.

“On a global basis, the SB500 has now been used in more than 6,000 treatments in over 100 clinics over the past six years. Medical professionals are signing up for training workshops, joining our information network and are increasingly contemplating therapeutic applications with HIFU medical devices. These are clear indications that the global medical community is embracing the SB500 and our HIFU technology as what may be one of the most significant scientific advances in years.

“The accelerated interest in our HIFU products has been bolstered by our presence at the two major industry events: the annual American Urology Association’s conference in June and the annual European Association of Urology conference in March. We also held our 7th Annual User Group Meeting and inaugurated the first Medical Advisory Board for the Americas to provide expert opinion and guidance to assist with the growth and adoption of current and future technologies, which augments our Medical Review Committee established to provide oversight of the HIFU procedures and to provide a basis for standardization of treatment methods.

“In light of the increasing use of and interest in the SB500, we established the first HIFU Prostate Cancer Treatment Clinical Registry. The HIFU Clinical Registry is solely for

SB500 users from around the world. Current and future surgeons relying on the SB500 for the most effective prostate cancer therapy may access the HIFU Clinical Registry for important medical information relating to completed patient procedures.

“Technological advancements in the software that powers the SB500 provided noteworthy developments in the year. We highlighted studies using the latest software, version 4.0 with enhanced 3-dimensional imaging capabilities, which delivered improved efficacy and a success rate of 94% for the SB500. Dr. Uchida at Hachioji Hospital in Japan, who performed the treatments profiled in the study, also stated that the technology upgrades enabled more efficient treatment cycles with procedure times reduced by an average of 48%. These treatments verify that success may be achieved with procedures lasting in a range of under an hour to approximately 1.5 hours, a substantial decrease from a range of approximately 1.5 hours to over 2.5 hours prior to using the latest software package.

“From a surgical perspective, our group of practitioners began using the SB500 in clinical studies on more delicate procedures to further improve upon the post-operative health of patients. In a research study involving hemiablation procedures, separate prostate lobes, the results showed successful completion with positive ablation study size of cancerous tissue in the effected area of the prostate gland. Patients showed 100% continence and 100% potency in follow-up examinations compared to patients undergoing radical prostatectomy treatment of the prostate glands who experienced erectile dysfunction between 20%-30% of the time and incontinence between 30%-90% of the time.

“During fiscal 2007, we unveiled plans to bring the Sonatherm into China through a distribution agreement with Acton Medical Device Corp. of Guangzhou, China. Under the agreement, Acton will be responsible for conducting clinical procedures and acquiring all necessary government approvals for the sale of the Sonatherm in the Peoples Republic of China. Between the successful clinical trials in Europe and our partner Acton Medical in China, we are beginning to establish global commercialization of the Sonatherm for HIFU kidney cancer treatment.

“We will soon begin our work on treating liver cancer using our HIFU technology. Studies show that there are more than 700,000 cases of liver cancer worldwide each year.

“Supporting the launch of the SonicOne Ultrasonic Wound Debridement System is another of our five strategic initiatives. The SonicOne establishes a new standard in chronic wound care and ensures, in management’s belief, the best healing trajectory possible, which assists in minimizing health care costs. To tap into this $3 billion industry, we entered into a U.S. distribution agreement with Medline Industries, Inc. (“Medline”), a major domestic player concentrating on the wound care market, although full sales activities only commenced toward the beginning of calendar 2007. We are working alongside Medline in a variety of sales and marketing campaigns to foster market adoption of the SonicOne. The significant growth opportunity for this product, we believe, is related to diabetic ulcers. Diabetes is one of the fastest growing diseases throughout the world. A recent report stated that 16.2 million people had a diagnosis of diabetes in 2005 in the U.S. alone. As we focus on ramping up sales in the U.S., we will also seek an international distribution relationship which we hope to announce by the end of fiscal 2008.

“The Company, as of June 30, 2007, has agreed to acquire an additional 5% of the outstanding shares of Sonora Medical Systems our Colorado-based ultrasonic probe testing and repair subsidiary from William Phillips. The agreement calls for 4 installments from June 2007 through March 2008. Mr. Phillips will not have an equity interest in Sonora after March 2008.

“Two new products based on our proprietary ultrasound technology round out our major initiatives for fiscal 2007. The OsteoSculpt bone shaver, developed as a consumable medical device for single-use treatments, is sold with our neuroaspirator line. As a result, our sales partner for this product, Aesculap Inc., has revitalized its efforts and has been able to increase market share.

“In the last year, in addition to the growth that Aesculap has experienced in the U.S., our international capabilities for the neuroaspirator has been strengthened with an increase from six to nine distributors and an expansion from six to thirteen countries. We are also going through product registration in Asia to further expand our market presence.

“The process for selecting a distributor for the ultrasonic Osteotome or “bone cutter” for fine cutting and tissue sparing procedures is nearly complete. As part of the process, we have completed 70 procedures with 7 doctors in the United States. The global recognition we have earned as a developer of superior and unique ultrasonic medical devices has increased interest from several respected healthcare products/distribution companies that are presently being considered as our marketing partner. The selection and negotiation process is lengthy and we anticipate a decision being made in the coming months.

“These five product lines or platforms are where significant time and investment has been made during fiscal 2007. Research and development expenses amounted to $3.1 million in fiscal 2007 and sales and marketing expenses were $7.6 million. These levels of expenditures are historically high, although necessary to capitalize on the competitive position time to market advantages and clinical work necessary to continue our growth. Moreover, Misonix in its nearly 50 year history has never had more products at this stage of commercialization than at the present. Our plans for fiscal 2008 call for continued concentration on the five areas of focus in 2007, as well as an increase in our efforts for HIFU treatment of liver cancer.

“We believe Misonix possesses the most impressive platform of HIFU and ultrasonic medical devices available today and we clearly are taking center stage as an innovator in the health care industry. The medical devices we are developing are proving to deliver superior therapeutic results with greater benefit to patients while reducing the cost of healthcare. This is the exact outcome being sought by healthcare practitioners, health insurance organizations and patients. The advantages of HIFU and ultrasound medical device technology have only recently begun to be noticed. As a result, we believe we are in the very early stages of medical device technology adoption. The investments we have made in our product pipeline serve as precursors for what we believe will be a period of significant revenue growth.

“We are pleased with the progress of the Labcaire ISIS product market penetration. Labcaire started to market the ISIS product in November 2006 and, as of June 2007; the Company has received 16 orders which we believe is a significant share of the market opportunity for hospital tenders during that period.

“In June 2007, we sold the Labcaire building owned in the United Kingdom and entered into a sale and leaseback agreement with TESCO LTD (“TESCO”). TESCO is utilizing the property to expand its operations which will require Labcaire to relocate to another facility upon TESCO receiving permission to expand. Labcaire sold the building for $3.6 million and recorded a profit of $1.6 million which will be amortized over the 10 year lease period. Additionally, upon TESCO receiving permission to expand its facilities, which is expected in the next 2 to 5 years, TESCO will pay Labcaire an additional $1.5 million under the sale and leaseback agreement and require Labcaire to vacate the premises.”

Investor Conference Call and Web Cast

Management invites the public to participate in a conference call and Web cast to discuss the Company’s fourth quarter and fiscal year 2007 financial results. The events will be held today at 3:00 PM Eastern time. The conference call will be broadcast live on the Internet via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 888-396-2356 (domestic) or 617-847-8709 (international) and entering the reservation code 25064767. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live results broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts. There is no charge for participants to access the live broadcasts or replays.

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures, and markets, therapeutic ultrasonic medical devices, and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus Surgery, Inc. which uses high intensity focused ultrasound technology to destroy deep-seated cancerous tissue without affecting surrounding healthy tissue. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with intentional tasks and currency fluctuation, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

(Tables to follow)

MISONIX, INC. And Subsidiaries

Consolidated Statements of Operations

Derived from audited financial statements

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Net sales	$11,566,017	$9,618,188	$42,431,905	$39,487,293
Cost of goods sold	7,037,244	6,497,601	24,724,514	24,794,283
Gross profit	4,528,773	3,120,587	17,707,391	14,693,010
Selling expenses	2,071,368	2,094,676	7,596,154	7,428,155
General and administrative expenses	2,095,369	2,683,324	9,417,038	10,211,492
Research and development expenses	729,362	888,359	3,113,264	3,627,402
Total operating expenses	4,896,099	5,666,359	20,126,456	21,267,049
Loss from operations	(367,326)	(2,545,772)	(2,419,065)	(6,574,039)
Total other income	7,477	94,515	363,819	552,849
Loss before minority interest and income taxes	(359,849)	(2,451,257)	(2,055,246)	(6,021,190)
Minority interest in net (loss) income of consolidated subsidiaries	(28,115)	(113)	(40,934)	12,546
Loss before income taxes	(331,734)	(2,451,144)	(2,014,312)	(6,033,736)
Income tax benefit	(30,115)	(1,333,293)	(664,795)	(2,274,299)
Net loss	($301,619)	($1,117,851)	($1,349,517)	($3,759,437)
Net loss per share-basic	($0.04)	($0.16)	($0.19)	($0.55)
Net loss per share-diluted	($0.04)	($0.16)	($0.19)	($0.55)
Weighted average common shares-basic	7,001,399	6,900,369	6,942,633	6,868,535
Weighted average common shares-diluted	7,001,399	6,900,369	6,942,633	6,868,535

MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

	Derived from Audited Financial Statements
	June 30, 2007	June 30, 2006
Assets
Current Assets:
Cash	$2,900,358	$675,400
Accounts receivable, less allowance for doubtful accounts of $313,981 and $256,309, respectively	7,679,466	6,530,598
Inventories, net	11,903,294	11,307,226
Income tax receivable	—	786,654
Deferred income taxes	1,028,988	1,419,949
Prepaid expenses and other current assets	1,936,243	1,070,903
Total current assets	25,448,349	21,790,730

Property, plant and equipment, net	4,728,367	6,495,854
Deferred income taxes	2,827,009	1,039,824
Goodwill	5,008,549	4,673,713
Other assets	733,470	512,444
Total assets	$38,745,744	$34,512,565

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	$4,030,780	$1,333,334
Notes payable	295,308	238,708
Accounts payable	4,872,941	4,784,102
Accrued expenses and other current liabilities	3,957,643	2,963,762
Current maturities of long-term debt and capital lease obligations	294,257	367,823
Foreign and state income taxes payable	672,330	—
Total current liabilities	14,123,259	9,687,729

Long-term debt and capital lease obligations	177,059	1,145,279
Deferred gain from sale and leaseback of building	1,598,966	—
Deferred income taxes	300,206	282,455
Deferred income	494,261	422,634
Deferred lease liability	380,068	378,031
Total liabilities	17,073,819	11,916,128

Commitments and contingencies
Minority interest	265,284	341,631
Stockholders’ equity:
Capital stock, $0.01 par value - shares authorized 10,000,000; 7,079,169 and 6,978,169 issued and 7,001,369 and 6,900,369 outstanding, respectively	70,792	69,782
Additional paid-in capital	24,871,444	24,548,536
Accumulated deficit	(3,507,788)	(2,158,271)
Accumulated other comprehensive income	384,617	207,183
Treasury stock, 77,800 shares-/	(412,424)	(412,424)
Total stockholders’ equity	21,406,641	22,254,806
Total liabilities and stockholders’ equity	$38,745,744	$34,512,565